Exhibit 99.1

August 16, 2023

Qurate Retail, Inc. Declares Quarterly Cash Dividend on 8.0% Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that an authorized committee of its Board of Directors declared the regular quarterly cash dividend payable to holders of its 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The per share amount of the quarterly cash dividend will be $2.00, payable in cash on September 15, 2023 to stockholders of record of the Preferred Stock at the close of business on August 31, 2023.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Source: Qurate Retail, Inc.